As filed with the Securities and Exchange Commission on November 18, 2013

Registration No. 333-124003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Post-Effective Amendment No. 2 to Form S-3 Registration No. 333-124003

UNDER
THE SECURITIES ACT OF 1933

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CAPLEASE, INC.

(Exact Name of Registrant as Specified in its Charter)

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Maryland	52-2414533
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Paul C. Hughes

Vice President, General Counsel and

Corporate Secretary

CapLease, Inc.

1065 Avenue of the Americas
New York, New York 10018

(212) 217-6300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

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Copy to:

Steven M. Haas

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-7217

Facsimile: (804) 343-4864

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 2 relates to the following registration statement on Form S-3 (the “Registration Statement”) of CapLease, Inc. (the “Company”):

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Amended Registration Statement on Form S-3 (File No. 333-124003), filed on May 18, 2005, pertaining to shares of common stock, par value $0.01 per share, of the Company, shares of preferred stock, par value $0.01 per share, of the Company and senior or subordinated debt securities.

On November 5, 2013, pursuant to the Agreement and Plan of Merger, dated as of May 28, 2013, by and among the Company, Caplease, LP, a Delaware limited partnership and the operating partnership of the Company (the “Company Operating Partnership”), CLF OP General Partner, LLC, a Delaware limited liability company, a direct wholly owned subsidiary of the Company and the sole general partner of the Company Operating Partnership, American Realty Capital Properties, Inc., a Maryland corporation (“Parent”), ARC Properties Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of Parent, and Safari Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Company merged with and into Merger Sub (the “Merger”). As a result of the Merger, Merger Sub continued as the surviving entity, the separate existence of the Company ceased to exist and the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized.

SAFARI ACQUISITION, LLC (as successor to CapLease, Inc.)

By:	/s/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Authorized Person

Date: November 18, 2013